SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2001

UNION CARBIDE CORPORATION

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-1463 (Commission File Number)	13-1421730 (IRS Employer Identification No.)

39 Old Ridgebury Road, Danbury, Connecticut	06817
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 794-2000

Not applicable
(Former name or former address, if changed since last report.)

Item 1. Changes in Control of Registrant.

On February 6, 2001, The Dow Chemical Company ("Dow") and Union Carbide Corporation ("Union Carbide") consummated a merger whereby Transition Sub Inc., a wholly owned subsidiary of Dow ("Transition Sub"), was merged with and into Union Carbide pursuant to an Agreement and Plan of Merger, dated as of August 3, 1999, by and among Union Carbide, Dow and Transition Sub (the "Merger Agreement"). As a result of the merger, Union Carbide has become a wholly owned subsidiary of Dow.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock of Union Carbide was converted into the right to receive 1.611 shares of common stock of Dow. Dow will exchange approximately 219 million treasury shares of Dow common stock for all of the issued and outstanding shares of Union Carbide common stock. In addition, each option to purchase Union Carbide common stock outstanding under Union Carbide's stock option plans was converted into an option to purchase Dow common stock, with the number of shares and exercise price adjusted accordingly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 19, 2001

UNION CARBIDE CORPORATION

By: /S/ JAMES D. MCILVENNY
Name: James D. McIlvenny
Title: President